Exhibit 99.1

Item 6. Selected Financial Data

Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Annual Report on Form 10-K.

	(in thousands, except per share data)
	2010	2009	2008	2007	2006
Consolidated Income Statement Data
Revenue	$231,511	$228,516	$209,674	$186,666	$159,731
Gain on sale of real estate, land, and other investments	$68	$54	$556	$4,602	$3,293
Income from continuing operations	$5,215	$10,447	$14,516	$14,392	$11,823
(Loss) income from discontinued operations	$(630)	$(266)	$1,113	$3,991	$2,933
Net income	$4,585	$10,713	$15,629	$18,383	$14,756
Net income attributable to noncontrolling interests – Operating Partnership	$(562)	$(2,227)	$(3,677)	$(4,299)	$(2,705)
Net income attributable to Investors Real Estate Trust	$4,001	$8,526	$12,088	$14,110	$11,567
Consolidated Balance Sheet Data
Total real estate investments	$1,500,889	$1,472,575	$1,456,178	$1,316,534	$1,126,400
Total assets	$1,660,930	$1,605,091	$1,618,026	$1,435,389	$1,207,315
Mortgages payable	$1,057,619	$1,070,158	$1,063,858	$951,139	$765,890
Total Investors Real Estate Trust shareholders’ equity	$409,523	$333,009	$344,074	$284,810	$289,422

Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations - Investors Real Estate Trust	$.04	$.10	$.17	$.18	$.15
(Loss) income from discontinued operations - Investors Real Estate Trust	$(.01)	$.01	$.01	$.06	$.05
Net income	$.03	$.11	$.18	$.24	$.20
Distributions	$.68	$.68	$.67	$.66	$.65

CALENDAR YEAR	2009	2008	2007	2006	2005
Tax status of distributions
Capital gain	0.09%	0.00%	1.49%	1.22%	16.05%
Ordinary income	39.17%	53.43%	51.69%	42.01%	41.48%
Return of capital	60.74%	46.57%	46.82%	56.77%	42.47%

  2010  Annual Report 1